As filed with the Securities and Exchange Commission on July 6, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)
Bermuda	98-0438382
(State or other jurisdiction ofincorporation or organization)	(I.R.S. Employer Identification No.)

CLARENDON HOUSE
2 Church Street, Hamilton
HM 11, Bermuda
(441) 296-1431
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DANIEL PENN, ESQ.
c/o CME Development Corporation
52 Charles Street
London W1J 5EU
England
011-44-20-7127-5800
011-44-87-1911-6276 (Facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:
ROBERT L. KOHL, ESQ.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-6380
(212) 940-6557 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock (1)	1,500,000	$19.68(2)	$29,520,000	$1,647.22
(1) All such shares are issuable pursuant to options available for grant under the Registrant's Amended and Restated Stock Incentive Plan.
(2) Calculated pursuant to Rules 457(c) and 457(h)(1) using the average of the high and low prices of the Common Stock as quoted on the NASDAQ Stock Market on July 2, 2009.

As permitted by Securities Act Rule 429(a), the prospectus included herein also relates to Registration Statements Nos. 333-110959 and 333-130405.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E to Form S-8, Central European Media Enterprises Ltd. (the “Company”) hereby incorporates by reference into this Registration Statement the contents of the Form S-8 Registration Statement filed by the Company on December 16, 2005 (File No. 333-130405) which registered 876,000 shares of the Company’s Class A common stock, par value $.08 per share (the “Common Stock”) reserved for issuance under the Company’s 2005 Amended and Restated Stock Incentive Plan (as amended, the “Plan”), as well as the contents of Registration Statement File No. 333-110959 filed with the SEC on December 5, 2003, except to the extent otherwise updated or modified by this Registration Statement. The additional 1,500,000 shares of Common Stock that are the subject of this Registration Statement relate to the amendment and restatement of the Plan to increase the number of shares that are authorized for issuance thereunder. The amended and restated Plan was approved by the Company’s shareholders at the Company’s annual general meeting held on May 15, 2009.

Item  8.  Exhibits.

Exhibit No.	Description

4.1
Central European Media Enterprises Ltd. Amended and Restated Stock Incentive Plan, as amended on May 15, 2009 (incorporated herein by reference to Exhibit B to the Registrant’s Definitive Schedule 14A filed with the Commission on April 20, 2009).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Deloitte LLP.

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on this 3rd day of July, 2009.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Registrant)

By:	/s/ Adrian Sarbu
Adrian Sarbu
President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adrian Sarbu, Charles Frank and Dan Penn, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ronald. S. Lauder	Chairman of the Board of Directors
Ronald S. Lauder		July 3, 2009

/s/ Herbert A. Granath	Vice Chairman of the Board of Directors
Herbert A. Granath		July 3, 2009

/s/ Adrian Sarbu	President and Chief Operating Officer (Principal Executive Officer)
Adrian Sarbu		July 3, 2009

/s/ Charles R. Frank, Jr.	Chief Financial Officer (Principal Financial Officer)
Charles R. Frank, Jr.		July 3, 2009

/s/ Frank Ehmer	Director
Frank Ehmer		July 3, 2009

/s/ Alfred W. Langer	Director
Alfred W. Langer		July 3, 2009

/s/ Bruce Maggin	Director
Bruce Maggin		July 3, 2009

/s/ Olaf Olafsson	Director
Olaf Olafsson		July 3, 2009

/s/ Caryn Seidman-Becker	Director
Caryn Seidman-Becker		July 3, 2009

/s/ Duco Sickinghe	Director
Duco Sickinghe		July 3, 2009

/s/ Christian Stahl	Director
Christian Stahl		July 3, 2009

/s/ David Sturgeon	Deputy Chief Financial Officer (Principal Accounting Officer)
David Sturgeon		July 3, 2009

/s/ Eric Zinterhofer	Director
Eric Zinterhofer		July 3, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1
Central European Media Enterprises Ltd. Amended and Restated Stock Incentive Plan, as amended on May 15, 2009 (incorporated herein by reference to Exhibit B to the Registrant’s Definitive Schedule 14A filed with the Commission on April 20, 2009).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Deloitte LLP.

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).